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                                                                   Exhibit 4.5.1


                                AMENDMENT NO. 2
                                       TO
                          LOAN AND SECURITY AGREEMENT

     AMENDMENT NO. 2, dated as of May 30, 1995, TO LOAN AND SECURITY AGREEMENT, dated as of March 30, 1992, as amended by Amendment No. 1, dated on or about February 26, 1993, between AEROVOX INCORPORATED, as borrower, and THE CIT GROUP/EQUIPMENT FINANCING, INC., as lender ("Amendment No. 2") ("Agreement").

                                R E C I T A L S
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     CIT and Debtor entered into the Agreement, pursuant to which CIT agreed to lend to Debtor and aggregate principal amount not to exceed $5,000,000.00;

     Pursuant to Amendment No. 1 CIT made Loans to Debtor in an additional aggregate principal amount not to exceed $5,000,000.00, such additional Loans being secured by the existing first priority security interest on the Equipment; and

     Debtor has requested that CIT lend Debtor an additional aggregate principal amount not to exceed $5,000,000.00, such additional Loan or Loans to be similarly secured by the existing first priority security interest on the Equipment and Cit is willing to do so upon the terms and conditions of this Amendment No. 2.

     In consideration of the premises and mutual covenants hereinafter set forth, Cit and Debtor agree as follows:

     1.  DEFINED TERMS.  Terms defined in the Agreement shall have the same
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meanings herein unless otherwise defined herein or unless the context clearly requires otherwise.

     2.  AMENDMENTS TO THE AGREEMENT.  Notwithstanding anything to the contrary
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contained in the Agreement, the following definitions and financial terms and conditions shall apply to the Loans made as the result of this Amendment No. 2 ("A2 Loan" or "A2 Loans") without effecting any similar terms applicable to any Loans made under the original Agreement or any Amendment Loans made under Agreement No. 1:

     (a)  DEFINITIONS.
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              (i)  "Interest Period" shall mean, with respect to any A2 Loan,
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          each successive thirty (30)-day period occurring from the date the A2
          Loan is made to the last Installment Payment Date. For each A2 Loan, the initial Interest Period shall begin on the date the A2 Loan is made and continue up to but not including the first Installment Payment Date, and each subsequent Interest Period shall begin on the Installment Payment Date following the last day of the preceding Interest Period and continue up to but not including the next Installment Payment Date. Notwithstanding the foregoing, and Interest Period which should otherwise end on
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          a day which is not a Business Day shall extend to the next succeeding
          Business Day and interest shall accrue during such extension. Any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last day of a calendar month. Interest shall be charged for each day of each Interest Period.

              (ii)  "LIBOR Rate" shall mean the rate of interest equal to the
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          one-month London Interbank Offered Rate as reported and published in
          The Wall Street Journal. The LIBOR Rate in effect during any Interest Period shall be the LIBOR Rate in effect at the close of business on the latest Rate Determination Date preceding the Installment Payment Date upon which such Interest Period commences.

              (iii)  "Note" shall mean each promissory note of Debtor evidencing
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          and A2 Loan, as described in this Amendment No. 2.

              (iv) "Treasury Rate" shall mean the rate per annum equal to the yield to maturity (A) for the U.S. Treasury security having a remaining term to maturity closest to the average life of the A2 Loan for an A2 Fixed Rate Loan the term of which is five (5) years and (B) for the average life U.S. Treasury securities of the remaining term of an A2 Loan which is an A2 Floating Rate Loan being converted to an A2 Fixed Rate Loan, in either case determined as at the close of business of the third Business Day prior to the making or conversion of such A2 Loan, as reported on page 5 ("U.S. Treasury and Money Markets") of the information provided by Telerate Systems Incorporated.

              "A2 Voluntary Prepayment Premium" shall mean, on the date of the prepayment of the Notes for the A2 Fixed Rate Loans pursuant to the terms of the Agreement, the sum of the following products as determined with respect to each Note for an A2 Fixed Rate Loan: for each A2 Fixed Rate Loan, the product obtained by multiplying the then outstanding principal balance by a number equal to the product of 5% times a fraction, the numerator of which will be the number of Installment Payment Dates with respect to each such Note remaining after such date of prepayment (including the Installment Payment Date, if any, on which such prepayment is made if the payment due on such date shall not have been made, and, excluding the Installment Payment Date, if any, which such prepayment is made if the payment due on such date shall have been made) and the denominator of which shall be thirty (30).

     (b)  FINANCIAL TERMS AND CONDITIONS.
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              (i)  Term. Subject to the terms and conditions of this Agreement,
          CIT agrees to make a maximum of five (5) A2 Loans, from time to time, to Debtor in an aggregate principal amount not to exceed $5,000,000.00. Each A2 Loan shall be in a principal amount of at least $500,000.00. The obligation of CIT to make
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          A2 Loans hereunder shall terminate on August 31, 1996.

              (ii)  Interest Rate. Debtor shall give CIT at least three Business
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          Days' prior written notice of the date and amount of each proposed A2
          Loan. In such notice, Debtor shall elect (which election shall be irrevocable except as provided in Subsection (iii) below) one of the following interest rate options for such A2 Loan: (A) an interest rate which shall float throughout the term of the A2 Loan at LIBOR Rate plus 2.10%, or (B) an interest rate which shall fix for the entire term of the A2 Loan at the Treasury Rate plus 2.05% or (C) an interest rate which shall fix for the remaining term of the A2 Loan, converted as set forth in Subsection (iii) below, at the Treasury Rate plus 2.2%. Each A2 Loan made under the foregoing option (A) shall be referred to herein as an "A2 Floating Rate Loan." Each A2 Loan made or
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          converted under foregoing options (B) and (C) shall be referred to herein as an "A2 Fixed Rate Loan."
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              (iii)  Conversion to Fixed Rate. With respect to any A2 Floating
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          Rate Loan, Debtor shall have the option to convert such A2 Loan to an
          A2 Fixed Rate Loan in accordance with the following conditions. (A) Debtor shall give CIT at least thirty (30) days prior written notice of its decision (which shall be irrevocable) to convert such A2 Loan;
          (B) such conversion shall become effective on the Installment Payment Date on or next following the expiration of such thirty (30)-day notice period; (C) such conversion shall be elected and completed on or prior to the second anniversary of the A2 Loan being converted; and
          (D) Debtor shall upon CIT's request execute a new promissory note evidencing the new A2 Fixed Rate Loan.

              (iv)  The Notes. Each A2 Loan shall be evidenced by a promissory
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          note of Debtor substantially in the form of Exhibit A2-1 hereto with respect to an A2 Floating Rate Loan and in the form of Exhibit A2-2 hereto with respect to an A2 Fixed Rate Loan, with appropriate insertions therein as to amounts and dates. Each Note shall (i) be dated the date on which the A2 Loan evidenced thereby is made; (ii) be for the term specified in such Note; (iii) be stated to mature in sixty (60) consecutive monthly installments, which installments will be payable in arrears on the dates and in the amounts set forth in such Note; and (iv) bear interest from the date thereof on the unpaid principal amount thereof at the rate per annum set forth in the Note until such amount shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise). Any amount not paid when due under the Notes shall bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be paid in full. The Installment Payment Dates for each A2 Loan shall coincide with the Installment Payment Dates for the initial A2 Loan. With respect to all A2 Loans after the initial A2 Loan, the first Installment Payment Date for each Loan shall be (1) the first succeeding Installment Payment Date of the initial A2 Loan if there are more than 15 days between the date of the Note for such A2 Loan and such first succeeding Installment Payment Date; and (2) the second succeeding Installment
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          Payment Date of the initial A2 Loan if there are 15 or fewer days between the date of the Note for such A2 Loan and the first succeeding Installment Payment Date of the initial A2 Loan.

              (v)  Voluntary Prepayment. Debtor may, on at least 30 but no more
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          than 60 Business Days prior written notice to CIT (which notice shall be irrevocable) prepay the Notes evidencing A2 Loans as follows:

                      (A) With respect to the Notes for the A2 Floating Rate Loans, Debtor may, on an Installment Payment Date, prepay all, but not less than all, of such Notes after the twenty-fourth (24th) Installment Payment Date of the last Note for an A2 Floating Rate Loan, by adding (1) the unpaid principal amount of such Notes, plus (2) interest accrued on such Notes to the date of such prepayment, plus (3) any and all costs due and unpaid hereunder with respect to such Notes to the date of such prepayment; and

                      (B) With respect to the Notes for A2 Fixed Rate Loans, Debtor may prepay all, but not less than all, of such Notes on or after the thirtieth (30th) Installment Payment Date of the last Note for an A2 Fixed Rate Loan, by adding (1) the unpaid principal amount of such Notes to the date of such prepayment, plus (3) any and all costs due and unpaid hereunder with respect to such Notes to the date of such prepayment, plus (4) an amount equal to the A2 Voluntary Prepayment Premium.

     (c)  SPECIAL CONDITIONS OF BORROWING.  CIT shall not be required to make an
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A2 Loans unless on the Closing Date of the initial A2 Loan:

              (i) CIT or its agent shall have completed an updated appraisal of the Equipment, such updated appraisal to demonstrate, for purposes of CIT's making the last $1,500,000.00 in principal amount of A2 Loans, that the orderly liquidation value of the Equipment is not less than the outstanding principal balance under all the Notes.

              (ii) CIT shall have received from Ropes & Gray, counsel to the Debtor, an updated opinion as to certain corporate matters relating to Debtor and an updated opinion referred to in Subsection 3.2 ( ) of the Agreement, and CIT shall have found each opinion satisfactory to it.

     (d)  Commitment Fee.  CIT acknowledges that Debtor has paid to it a fee in
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the amount of $25,000.00 with respect to Amendment No. 2 and the A2 Loans.
Debtor acknowledges that this fee is in all events non-refundable.

     3.  RATIFICATION AND REAFFIRMATION.  Debtor and Cit ratify and reaffirm the
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terms of the Agreement, as amended hereby.  Debtor and CIT further agree that the terms and conditions of the Agreement not specifically amended hereby apply to all Loans made pursuant to
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the Agreement, whether denominated "Loans", "Amendment Loans" or "A2 Loans."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their duly elected and authorized officers as of the day and year first written above.

THE CIT GROUP/EQUIPMENT                     AEROVOX INCORPORATED
     FINANCING, INC.


By:    Rich Doherty                         By:     Ronald F. Murphy
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Title: Sr. Vice President                   Title: Sr. Vice President/Treasurer
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